EXHIBIT 21





                        TIS MORTGAGE INVESTMENT COMPANY
                         SUBSIDIARIES OF THE REGISTRANT



The following entities are subsidiaries of TIS Mortgage Investment Company

                 (1) TIS Property Acquisition Company
                 (2) Novato Markets, Inc.
                 (3) TiServ Inc.